Exhibit 10.18

*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

PCR

PATENT LICENSE AGREEMENT

BY AND BETWEEN

ROCHE MOLECULAR SYSTEMS, INC.

AND

EXPRESSION DIAGNOSTICS

PATENT LICENSE AGREEMENT

(HUMAN)

CONTENTS

		Page
Background		2

Section 1	Definitions	3

Section 2	Grant	5

Section 3	Additional Limitations & Acknowledgment re Diagnostic Products	6

Section 4	Royalties, Records and Reports	6

Section 5	Technology Notification	8

Section 6	Diligence	8

Section 7	Term and Termination	8

Section 8	Confidentiality-Publicity	10

Section 9	Compliance	11

Section 10	Assignment	11

Section 11	Negation of Warranties and Indemnity	12

Section 12	General	12

Attachments:

Attachment I	List of Licensed Technology

Attachment II	Combination Services

Attachment III	Summary Royalty Report Form

Attachment IV	Collection Rate

PATENT LICENSE AGREEMENT

(Human)

This Agreement is made by and between

Roche Molecular Systems, Inc., 4300 Hacienda Drive, Pleasanton, California 94588

(hereafter referred to as “RMS”)

and

Expression Diagnostics, 750 Gateway Boulevard, South San Francisco, California 94080

(hereafter referred to as “ED”)

hereafter individually referred

to as a “Party” or collectively as “The Parties”

********

BACKGROUND

A.	RMS owns and has the right to grant licenses to practice under certain United States Patents describing and claiming, inter alia, nucleic acid amplification processes known as polymerase chain reaction (“PCR”), homogeneous PCR, and RT-PCR (“reverse transcription PCR”).

B.	ED desires to obtain a non-exclusive license from RMS to use the Licensed Technology to perform certain PCR-based human in vitro clinical laboratory services, and RMS is willing to grant such a license to ED on the terms and subject to the conditions provided exclusively in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, RMS and ED agree as follows:

1.	Definitions

For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

1.1	The term “Affiliate” shall mean with respect to a given Party:

a)	an organization which, directly or indirectly, controls such Party;

b)	an organization which is, directly or indirectly, controlled by such Party; or

c)	an organization which is controlled, directly or indirectly, by the ultimate parent company which controls, directly or indirectly, such Party.

For purposes of this paragraph, “control” shall mean the ownership of fifty percent (50%) or more of the voting stock or equity interests of an organization or otherwise having the power to govern or direct the financial and the operating policies or to appoint the management of such organization.

With respect to RMS, the term “Affiliate” shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. (“Genentech”) nor Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301 Japan (“Chugai”).

1.2	“Combination Service” shall mean a Licensed Service offered in combination with another non-PCR testing service or together with a non-testing service(s) such as a specialized interpretive service or a consultative service (e.g., genetic counseling) as part of a package, where the Licensed Service is not separately billed.

1.3	“Diagnostic Product” shall mean an assemblage of reagents, including but not limited to reagents packaged in the form of a kit, useful in performing a Licensed Service.

1.4	“Effective Date” shall mean the date on which the last signatory to this Agreement signs this Agreement.

1.5	“Licensed Field” shall mean the field of clinical laboratory services that detect the presence, absence and/or quantity of a nucleic acid sequence for the detection, diagnosis, confirmation, prognosis, management and/or treatment of a human disease or condition, including, but not limited to, such services: to identify predisposition to disease, disease susceptibility, confirm disease, predict therapeutic effectiveness or monitor disease progress; used in the course of human clinical trials; for Parentage Determination; and for tissue transplant typing, including testing performed on animal tissue intended for use in xenotransplantation. Licensed Field shall specifically exclude any services performed for the screening of blood and/or blood products.

1.6	“Licensed Service(s)” shall mean the performance by ED of an in vitro procedure within the Licensed Field which utilizes the Licensed Technology. Licensed Services include, but are not limited to, any combination of the steps of collecting a sample for analysis, isolating nucleic acid sequences from the sample, amplifying one or more desired sequences, analyzing the amplified material, including sequence analysis, and reporting the results.

1.7	“Licensed Technology” shall mean, subject to the following limitations, the Valid Claims of the United States patents listed in Attachment I to this Agreement and any reissue or reexamination patents thereof. No rights under any kit claims of such patents are included in this definition or licensed under this Agreement. With the exception of the reaction mixture claims of United States Patents Nos. 5,804,375, 5,693,517, 5,476,774 and 6,127,155, the plasmid claims of the 5,476,774 patent, the primer claims of United States Patent No. 5,573,906, and the probe claims of United States Patent No. 5,110,920, no rights under any apparatus, device, composition of matter, reagent or substance claims of such patents are included in this definition or licensed under this Agreement.

1.8	“Net Service Revenues” shall mean the gross invoice price for the Licensed Services performed by ED (or the fair market value for any nonmonetary consideration which ED agrees to receive in exchange for Licensed Services), less the following deductions where they are factually applicable and are not already reflected in the gross invoice price:

a)	discounts allowed and taken, in amounts customary in the trade (which shall include the difference between the dollar amount charged by ED for a Licensed Service and the Medicare and/or Medicaid Limits of Allowance and/or reimbursement limitations of a Third Party insurance program); and

b)	actual bad debt which bad debt ED can prove and document that it was reasonable and diligent in its efforts to collect payment.

1.8.1	The Net Service Revenues of those Licensed Services that are performed by ED for any person, firm or corporation controlling, controlled by or under common control with ED, or enjoying a special course of dealing with ED, shall be determined based on the average selling price of such Licensed Services to all Third Parties during the period in question.

1.8.2

It is hereby understood and agreed that, to the extent feasible, Licensed Services and Combination Services shall at all times be invoiced, listed and billed by ED as a separate item in ED’s invoices, bills and reports to customers. Net Service Revenues for determining royalties with respect to a Licensed Service which is part of a Combination Service shall be determined by multiplying the gross invoice price of the Combination Service, less applicable deductions, by the appropriate fraction in Attachment II hereto. The fraction specified in Attachment II for a particular Licensed Service included in a Combination Service shall be set by RMS after consultation with ED, as accurately reflecting the value contributed by the Licensed Service to the overall value of the Combination Service as offered by ED, and as provided in Section 2.4. Attachment II hereto shall be modified as new Combination Services are identified and new royalty-bearing fractions set, and as set forth in Section 2.4.

1.9	“Parentage Determination” shall mean analysis of human genetic material to ascertain whether two or more individuals are biologically related, but specifically excludes analysis of forensic evidence for a sexual assault investigation.

1.10	“Territory” shall mean the United States and its possessions and the Commonwealth of Puerto Rico.

1.11	“Third Party” shall mean an entity other than an Affiliate of either Party to this Agreement.

1.12	“Valid Claim” shall mean a claim of a patent which has not expired or been disclaimed, cancelled, held invalid or held unenforceable by a decision of a court or other governmental agency of competent jurisdiction, from which no further appeal is possible or has been taken within the time period provided under applicable law for such an appeal.

2.	Grant

2.1	Grant. Upon the terms and subject to the conditions and restrictions of this Agreement, RMS hereby grants to ED, and ED hereby accepts from RMS, a royalty-bearing, non-exclusive, personal, non-transferable license under the Licensed Technology solely to perform Licensed Services within the Territory.

2.2	Performance of Licensed Services Only. The Licensed Technology may be used solely for the performance of Licensed Services and for no other purpose whatsoever, and no other right, immunity or license is granted to ED expressly, impliedly or by estoppel.

2.3	Personal License. ED expressly acknowledges and agrees that the license granted hereunder is personal to ED alone and ED shall have no right to sublicense, assign or otherwise transfer or share its rights under the foregoing license.

2.4	Combination Service(s). For each Combination Service that ED intends to offer pursuant to this Agreement, and at least sixty (60) days before ED intends to offer any such Combination Service, ED shall:

a)	notify RMS of such proposed Combination Service, such notice to include a complete and detailed description of the proposed Combination Service; and

b)	obtain from RMS a duly authorized agreement, in the form of Attachment II hereto, for such Combination Service, which agreement shall indicate the fraction or

*** Confidential material redacted and filed separately with the Securities and Exchange Commission.

percentage of the package price of such Combination Service, less appropriate deductions, on which royalties shall be paid hereunder.

For any Combination Service(s) for which ED has not satisfied the criteria set forth in subsections (a) and (b) above, the royalty payable on such Combination Service shall be assessed on 100% of the package price of such Combination Service, less applicable deductions. As to all other Licensed Services offered by ED which are not part of a Combination Service, ED agrees to inform RMS of the availability from ED of each such Licensed Service within thirty (30) days after ED commences offering the Licensed Service.

2.5	Credit for Licensed Technology Rights. RMS hereby grants to ED the right and ED accepts and agrees to credit RMS as the source of its Licensed Technology rights in ED’s promotional materials and any other materials intended for distribution to Third Parties as follows:

“This service is performed pursuant to an agreement with Roche Molecular Systems, Inc.”

3.	Additional Limitations and Acknowledgment Regarding Diagnostic Products

ED acknowledges and agrees that the license rights granted hereunder are for the performance of Licensed Services only and do not include any right to make, have made, import, offer to sell or sell any products, including apparatuses, devices, PCR reagents, kits or Diagnostic Products. ED further acknowledges and agrees that RMS and its Affiliates are in the business of providing clinical laboratory testing services and the commercial sale of diagnostic testing systems, kits and reagents and therefore may compete directly with ED’s business.

4.	Royalties, Records and Reports

4.1	Royalties. For the rights and privileges granted under Section 2.1 of this Agreement, ED shall pay to RMS royalties equal to [***] percent ([***]%) of ED’s Net Service Revenues.

No royalty is due on PCR-based assays performed solely for the purpose of evaluating a procedure to be used as a Licensed Service after validation.

No royalty is due on assays performed with Roche labeled diagnostic kits or Third Party diagnostics kits licensed by Roche, which convey human diagnostic label license rights to end users.

4.2	Reports. ED shall deliver to RMS, within forty-five (45) days after the end of and for each quarterly calendar period during the Term, i.e. the three (3) month periods that are January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31 (each a “Reporting Period”), a true and accurate royalty report (“Royalty Report”). Each Royalty Report shall indicate the number of Licensed Services performed during the relevant Reporting Period and the detail specified on the “Summary Royalty Report,” a copy of which is attached hereto as Attachment III, or on a form generated by ED which duplicates the format of the Summary Royalty Report. If no royalties are due for a given Royalty Period, it shall be so reported. The correctness and completeness of each Royalty Report shall be attested to in writing by an authorized representative of ED.

In the event ED is unable to calculate Net Service Revenues as prescribed in Section 1.8, ED shall so inform RMS, and upon RMS’s written consent, ED shall calculate royalties as follows:

Upon receipt by RMS of satisfactory documentation verifying ED’s actual percentage of gross billings for Licensed Services and/or Combination Services collected for ED’s most recently ended fiscal year (the “Collection Rate”), subject to the provisions of Section 2.4 above, ED shall be permitted to calculate Net Service Revenues taking into account the Collection Rate. As of the Effective Date, ED hereby represents and confirms to RMS that its Collection Rate for its fiscal year ending NA was NA percent (NA%), which rate is specified in Attachment IV. During the Term of this Agreement, and within ninety (90) days after the end of each ED fiscal year, ED shall deliver to RMS satisfactory documentation that verifies the then Collection Rate. If ED’s Collection Rate varies by at least five percent (5%) from the rate stated in Attachment IV, RMS shall amend Attachment IV accordingly. Should ED fail to provide the required updated documentation, ED shall calculate Net Service Revenues and royalties due as prescribed in Sections 1.8 and 2.4 for the remaining Term of the Agreement.

Simultaneously with the delivery of each Royalty Report, ED shall pay to RMS the royalty due under this Agreement for the period covered by such report. All payments due RMS hereunder shall be payable in United States currency and sent together with the Royalty Report by the due date to the following address:

Roche Molecular Systems, Inc.

P.O. Box 100858

Pasadena, CA 91189-0858

or to any other address that RMS may advise in writing.

4.3	Inspection. Within ten (10) days after RMS’s written request to ED, an accounting firm selected by RMS (including, but not limited to, RMS’s normal certified public accounting firm), may, at RMS’s own expense (except as provided below), inspect the records, books of account and any other materials of ED pertaining to the transactions and matters contemplated by this Agreement and/or the Royalty Reports required in Section 4.2 above, provided that any accounting firm will hold such records in strict confidence, except as necessary to report to RMS and ED on ED’s compliance with the terms, conditions and restrictions of this Agreement. If such an inspection shows an underpayment by ED to RMS by more than ten percent (10%) for any Reporting Period, ED will pay, in addition to the amount due, plus interest, the accounting firm’s reasonable fees and expenses.

4.4	Prior Licensed Services. Licensed Services performed by ED prior to execution of this Agreement shall be subject to the royalties described in this Agreement and shall be reported and due to RMS with the first Royalty Report due provided under Section 4.2. Provided, however, that where this Agreement replaces an existing license agreement, the royalty obligations of ED under this Agreement commence the first day of the month in which this Agreement is executed.

4.5	Past Due Amounts Bear Interest. If ED shall fail to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear interest at the lower of (i) the Citibank, N.A. base lending rate (aka, the “Prime Rate”), or (ii) the maximum rate allowed by applicable law, from the due date until paid.

4.6	Survival. The provisions of this Section 4 shall survive any termination or expiration of this Agreement.

5.	Technology Notification

5.1	Notification. With respect to any invention, improvement or discovery (hereinafter referred to as “Discoveries” in this Section) of ED made after entering into this Agreement and resulting from work conducted under or in conjunction with this Agreement and being applicable to the Licensed Technology, if ED decides to license said Discoveries to Third Parties, then ED agrees to provide to RMS, unless not possible due to ED’s pre-existing commitments to Third Parties relating to said Discoveries, a reasonable opportunity to negotiate a license to use said Discoveries in PCR-based Diagnostic Products and services. Such Discoveries may include, but are not limited to, improvements of the Licensed Technology or in the performance of Licensed Services, modifications to or new methods of performing the Licensed Services, including the automation of the PCR process or of the Licensed Services.

5.2	Agreement re Discovery. Any agreement reached between The Parties as a result of ED’s notification to RMS of a Discovery pursuant to Section 5.1 hereto shall be upon terms and conditions negotiated in good faith by The Parties.

6.	Diligence

ED shall exercise reasonable diligence in developing, testing, validating, documenting, promoting and performing the Licensed Services. In the course of such diligence, ED shall implement appropriate procedures and take appropriate steps including, upon reasonable written request of RMS, furnishing RMS with representative copies of all promotional material relating to the Licensed Services.

7.	Term and Termination

7.1	Term of Agreement. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided herein, shall terminate on the date of expiration of the last to expire of the patents included within the Licensed Technology, which patent contains at least one Valid Claim covering the performance of a Licensed Service.

7.2	ED Termination for Convenience. Notwithstanding any other Section of this Agreement, ED may terminate this Agreement for any reason on thirty (30) days’ written notice to RMS.

7.3	Termination for Change of Control, Etc. RMS shall have the right to terminate this Agreement and the license rights granted herein immediately upon written notice to ED upon any material change in the ownership or control of ED or of its assets or in the event ED breaches the provisions of Section 10 below.

7.4	Termination for Insolvency, Etc. This Agreement and the license rights granted hereunder to ED shall automatically terminate upon: (a) an adjudication of ED as bankrupt or insolvent, or ED’s admission in writing of its inability to pay its obligations as they mature; or (b) an assignment by ED for the benefit of creditors; or (c) ED’s applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its business or property, or such a receiver, trustee or similar officer’s appointment without the application or consent of ED, if such appointment shall continue in effect for a period of ninety (90) days; or (d) ED’s instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement or similar proceeding relating to ED or its business or property under the laws of any jurisdiction; or (e) the institution of any such proceeding (by petition, application, answer, consent or otherwise) against ED, if such proceeding shall remain in effect for a period of ninety (90) days; or (f) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of ED, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy; or (g) the loss of ED’s federal or state licenses, permits or accreditation necessary for the operation of ED as a health care institution.

7.5	Termination for Change of Status. If ED is a government institution or a non-profit entity, this Agreement and the license rights granted to ED herein shall automatically terminate within thirty (30) days of ED’s reclassification as a non-government institution, or as a for-profit entity pursuant to the applicable provisions of the United States Internal Revenue Code, 26 U.S.C. Upon such termination, ED may request a new license pursuant to the same terms and conditions then being offered to other for-profit institutions, although RMS is not obligated by anything contained in this Agreement to grant such a license.

7.6	Termination for Breach. Upon any breach of or default by ED of a material term under this Agreement, RMS may terminate this Agreement upon thirty (30) days’ written notice to ED. Said termination shall become effective at the end of the thirty-day period, unless during said period ED fully cures such breach or default.

7.7	Effects of Termination. Upon termination of this Agreement as provided herein, all license rights and immunities granted to ED hereunder shall terminate and revert to or be retained by RMS. To the extent RMS has licensed technology or know-how of ED pursuant to

Section 5 hereto; those licenses shall remain in force according to their terms. Other provisions of this Agreement which by their nature would reasonably be expected to survive termination shall so survive. Termination of this Agreement shall not relieve either Party from any duty or obligation that had accrued prior to termination. Each Party shall retain all of its rights and remedies in respect of any breach or default by the other party of the terms, conditions and provisions of this Agreement.

7.8	Duty to Report and Pay Royalties Survives. ED’s obligations to report to and pay royalties to RMS as to the Licensed Services performed under the Agreement prior to termination or expiration of the Agreement shall survive such termination or expiration.

8.	Confidentiality-Publicity

8.1	Publicity. Except as otherwise specifically provided in Section 2.5, ED agrees to obtain RMS’s written approval before distributing any written information, such as a press release, to Third Parties which contains references to RMS or this Agreement. RMS’s approval shall not be unreasonably withheld or delayed and, in any event, RMS’s decision shall be rendered within three (3) weeks of receipt of the written information. Once approved, such materials, or abstracts of such materials, which do not materially alter the context of the material originally approved may be reprinted during the Term of the Agreement without further approval by RMS unless RMS has notified ED in writing of its decision to withdraw permission for such use.

8.2	Confidentiality Obligations. Each Party agrees that any financial, legal or business information or any technical information marked “Confidential” or “Proprietary” and disclosed to it (the “Receiving Party”) by the other (the “Disclosing Party”) in connection with this Agreement, shall be considered the confidential and proprietary information of the Disclosing Party, and the Receiving Party shall not disclose same to any Third Party and shall hold it in confidence for a period of five (5) years and will not use it other than in the performance of this Agreement, provided, however, that any information, know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is stated to be confidential or proprietary prior to disclosure and is reduced to writing and given to the Receiving Party in written form within thirty (30) days after the oral disclosure thereof. Such confidential and proprietary information shall include, without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

8.3	Exceptions. The above obligations of confidentiality and restrictions on use shall not be applicable to the extent:

a)	such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party;

b)	such information can be shown by the Receiving Party by its written records to have been in its possession, with no obligation of confidentiality to a Third Party, prior to receipt thereof hereunder;

c)	such information is received by the Receiving Party from any Third Party for use or disclosure by the Receiving Party without any obligation of confidentiality or restriction on use, provided, however, that information received by the Receiving Party from any Third Party funded by the Disclosing Party (e.g. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception;

d)	such information was independently developed by the Receiving Party without use of the information of the Disclosing Party; or

e)	the disclosure of such information is required or desirable to comply with or fulfill applicable law or court process, governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

8.4	Confidentiality of Agreement. Each Party shall, to the extent reasonably practicable, maintain the confidentiality of this Agreement and its provisions and shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior written consent of the other Party, except to the extent a Party concludes in good faith that such disclosure is required under applicable law or regulations, in which case the other Party shall be notified in advance.

9.	Compliance with Law

In exercising any and all rights and in performing its obligations hereunder, ED shall comply fully with any and all applicable laws, regulations and ordinances and shall obtain and keep in effect all applicable licenses, permits and other governmental approvals, whether at the federal, state or local levels, necessary or appropriate to perform the Licensed Services and carry on its activities hereunder and ED hereby agrees to defend, indemnify and hold RMS and its Affiliates harmless from and against any and all liability, demands, damages, expenses (including attorneys’ and experts’ fees) and losses suffered or incurred by RMS or its Affiliates arising from, resulting from or otherwise concerning any breach by ED of its obligations under this Section 9. ED agrees to refrain from making any material misstatements or activities about the Licensed Technology licensed hereunder that will have an adverse effect on the business reputation of RMS. RMS may advise ED of any such material misstatements or activities and ED will have thirty (30) days to correct such material misstatements or activities.

10.	Assignment

This Agreement shall not be assigned or transferred by ED (including by merger, operation of law or in any other manner including, without limitation, any purported assignment or transfer that might arise from a sale or transfer of ED’s business or assets) without the express written consent of RMS. RMS may assign all or any part of its rights and obligations under this Agreement at any time without the consent of ED. ED agrees to execute such further acknowledgments or other instruments as RMS may reasonably request in connection with any such assignment.

11.	Negation of Warranties and Indemnity

11.1	Nothing in this Agreement shall be construed as:

a)	a warranty or representation by RMS as to the validity or scope of any patent included within the Licensed Technology;

b)	a warranty or representation that the use of the Licensed Technology and/or the performance of Licensed Services are or will be free from infringement of patents of Third Parties;

c)	an obligation to bring or prosecute actions or suits against Third Parties for infringement; or

d)	conferring by implication, estoppel or otherwise any license, right or immunity under any patents or patent applications of RMS other than those patents specified in Licensed Technology, regardless of whether such other patents and patent applications are dominant or subordinate to the patents in Licensed Technology.

11.2	RMS MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.3	ED shall assume full responsibility for its use of the Licensed Technology and shall defend, indemnify and hold RMS and its Affiliates harmless from and against all liability, demands, damages, expenses (including attorneys’ and experts’ fees) and losses for death, personal injury, illness, errors, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action (collectively “Damages”), arising or resulting from or otherwise concerning the use by ED, including its officers, directors, agents and employees, of the Licensed Technology or the performance of the Licensed Services except, and only to the extent, that such Damages are caused solely by the negligence or willful misconduct of RMS.

12.	General

12.1	Entire Agreement. This Agreement constitutes the entire agreement between The Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by an authorized officer of each of The Parties.

12.2	Notice. Any notice required or permitted to be sent hereunder shall be given by hand delivery, by registered, express or certified mail, return receipt requested, postage prepaid, or by nationally recognized private express courier or by confirmed facsimile to the other Party at the address listed below, or to such other addresses of which a Party may so notify the other. Notices will be deemed given when hand delivered if by hand delivery, or when received if by any other authorized method.

If to RMS:	Roche Molecular Systems, Inc.
1145 Atlantic Avenue, Suite 100
Alameda, California 94501
Attn: Licensing Department

RMS cc:	Roche Molecular Systems, Inc.
1145 Atlantic Avenue, Suite 100
Alameda, California 94501
Attn: Sr. Vice President, General Counsel

If to ED:	Expression Diagnostics
750 Gateway Boulevard, Suite H
South San Francisco, CA 94080
Attn: CFO

12.3	Governing Law. This Agreement is subject to and shall be construed and enforced in accordance with the law of the State of California, U.S.A., excluding its conflict of laws rules and except as to any issue concerning the validity, scope or enforceability of any patent within the Licensed Technology, which issue shall be determined in accordance with the applicable patent laws of the United States.

12.4	Arbitration. All disputes, claims or controversies arising between the Parties concerning this Agreement or the matters or transactions contemplated herein shall be settled by final and binding arbitration conducted in San Francisco, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in accordance with the following procedural process:

a)	The arbitration tribunal shall consist of three arbitrators. In the request for arbitration and the answer thereto, each Party shall nominate one arbitrator and the two arbitrators so named will then jointly appoint a third neutral arbitrator as chairman of the arbitration tribunal. If the two arbitrators so named are unable to appoint a third neutral arbitrator, the third neutral arbitrator shall be appointed by the American Arbitration Association in accordance with the procedures contained in the Commercial Arbitration Rules.

b)	The decision of the arbitration tribunal shall be final and binding and judgment upon such decision may be entered in any court of competent jurisdiction for judicial acceptance of such an award and enforcement. Each Party hereby submits itself to the jurisdiction of the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

12.5	No Conflict with Law. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of The Parties to enter into this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

12.6	Superceding Agreement. Concurrent with the execution of this Agreement, and effective as of the Effective Date herein, any existing agreement between The Parties which grants rights to PCR technology to ED to perform human diagnostic testing services, is hereby superceded and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, The Parties hereto have set their hands and seals and duly executed this Agreement on the date(s) indicated below, to be effective as of the Effective Date as defined herein.

ROCHE MOLECULAR SYSTEMS, INC.		EXPRESSION DIAGNOSTICS

By:	/s/ Melinda Griffith	By:	/s/ Avi Kulkarni

Name:	Melinda Griffith	Name:	Avi Kulkarni

Title:	Sr. Vice President & General Counsel	Title:	VP & CFO

Date:	Nov 8, 2004	Date:	Nov 16, 2004

Apprv’d As To Form RMS LAW DEPT.

By:	/s/ [ILLEGIBLE]

FIRST AMENDMENT TO PCR PATENT LICENSE AGREEMENT

This Amendment (“Amendment”), effective as of , 2007 is made by and between Expression Diagnostics, Inc. (“ED”), a Delaware corporation having its registered office at 3260 Bayshore Blvd., Brisbane, CA 94005, and Roche Molecular Systems, Inc., a Delaware corporation having its registered office at 4300 Hacienda Drive, Pleasanton, California 94588, (“RMS”).

WHEREAS, the parties entered into the PCR Patent License Agreement dated November 16, 2004 by and between ED and RMS (the “Agreement”);

WHEREAS, ED and RMS desire to make certain changes to the Agreement to allow ED to sell securities on public markets as specified below; and

NOW THEREFORE, in consideration of the covenants and conditions contained herein, the parties agree as follows:

1.	Section 7.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Termination for Change of Control, Etc. RMS shall have the right to terminate this Agreement and the license rights granted herein immediately upon written notice to ED upon any material change in the ownership or control of ED or of its assets or in the event ED breaches the provisions of Section 10 below; provided that RMS shall not have the right to terminate this Agreement and the license rights granted herein based upon (a) any consolidation, business combination, or merger effected exclusively to change the domicile or name of ED, (b) any consolidation, business combination, or merger in which the holders of capital stock of ED immediately prior to such consolidation, business combination, or merger continue to hold at least 50% of the voting power of the capital stock of ED or the surviving or acquiring entity following the transaction and (c) any issuance of capital stock of ED, whether by private or public offering by ED, conversion of debt, or the exercise of warrants in a transaction or series of related transactions whose primary purpose is to raise capital for ED.”

2.	Section 10 of the Agreement is hereby amended by adding the following sentence to the end of Section 10:

“Notwithstanding anything to the contrary herein, ED shall not be in breach of this Section 10 based upon (a) any consolidation, business combination, or merger effected exclusively to change the domicile or name of ED, (b) any consolidation, business combination, or merger in which the holders of capital stock of ED immediately prior to such consolidation, business combination, or merger continue to hold at least

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50% of the voting power of the capital stock of ED or the surviving or acquiring entity following the transaction and (c) any issuance of capital stock of ED, whether by private or public offering by ED, conversion of debt, or the exercise of warrants in a transaction or series of related transactions whose primary purpose is to raise capital for ED.”

3. Defined terms shall have the meaning assigned to them in the Agreement. Except as expressly and unambiguously stated herein, no other changes are made to the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

EXPRESSION DIAGNOSTICS, INC.	ROCHE MOLECULAR SYSTEMS, INC.

/s/ Vikram Jog Signature	/s/ Henry A. Erlich Signature

VIKRAM JOG Name	HENRY A. ERLICH Name

CFO Title	VP, DISCOVERY RESEARCH Title

7/9/07 Date	JUNE 28, 07 Date

Apprv’d As to Form RMS LAW DEPT.

By:	/s/ [ILLEGIBLE]

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